Exhibit 107
CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, £1.00 par value	Other(2)	1,300,000 Ordinary Shares	$52.60(2)	$68,380,000 (2)	$110.20 per $1,000,000	$7,535.48
Total Offering Amounts					$68,380,000		$7,535.48
Total Fee Offsets							⸺
Net Fee Due							$7,535.48

(1)
Represents 1,300,000 additional ordinary shares par value £1.00 per share of LivaNova PLC (the “Ordinary Shares”) being registered pursuant to the Amended and Restated LivaNova PLC 2022 Incentive Award Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional Ordinary Shares that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)
Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $52.60 per ordinary share, which is the average of the high and low price per ordinary share as reported by the Nasdaq Global Select Market on July 19, 2023.